Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-167887, 333-134630, 333-115841, and 333-85900) of Harvest Natural Resources, Inc. (“Harvest”) of our report dated May 2, 2013 except with respect to the discontinued operations related to the Oman operations described in Note 5 to the financial statements, as to which the date is January 28, 2014, relating to Harvest’s financial statements which appears in its proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 27, 2014.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 27, 2014